UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 16, 2009

VERAMARK TECHNOLOGIES, INC.
 (Exact name of registrant as specified in its charter)

Delaware	0-13898	16-1192368
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3750 Monroe Avenue, Pittsford, New York	14534
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (585) 381-6000

(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 5 – Corporate Governance and Management

Item 5.02 Compensatory Arrangements of Certain Officers

On April 16, 2009, the Compensation Committee of the board of directors of Veramark Technologies, Inc. (the “Registrant”) passed a resolution pursuant to which bonuses will be paid to the Registrant’s President and CEO, Anthony C. Mazzullo, if Registrant achieves certain performance goals for its fiscal year ending December 31, 2009.

The material terms of the resolution include:

•	Mr. Mazzullo will be entitled to receive a cash bonus of $60,000 if Registrant fully achieves its plan objectives relating to either sales orders, revenues or net operating profit. If Registrant does not fully achieve those plan objectives, Mr. Mazzullo will be entitled to receive smaller bonuses if Registrant achieves at least 75% of its sales order objective or at least 94% of its net revenue objective.

•	Mr. Mazzullo will be entitled to receive additional cash bonuses if the Registrant exceeds any of its sales orders, revenue, or net operating income targets as follows:

-   110% of any target, additional $20,000 cash bonus
-   120% of any target, additional $40,000 cash bonus
-   130% of any target, additional $60,000 cash bonus

•	The maximum total cash bonus that can be paid to Mr. Mazzullo for 2009 under the resolution is $120,000.

•	Mr. Mazzullo’s employment agreement dated December 17, 2007, granted him 200,000 shares of restricted stock. 66,667 of those shares are eligible for vesting in 2009, based upon achievement of certain performance criteria established by Veramark’s Board of Directors. The restricted stock performance criteria for 2009 are identical to the criteria necessary for achieving a cash bonus in 2009, except that no additional shares will vest for achievement beyond 100% of target.

SIGNATURE

Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized in Pittsford, New York on April 21, 2009.

Veramark Technologies, Inc.

By: /s/ Ronald C. Lundy
Ronald C. Lundy,
    Vice President of Finance and
    Chief Financial Officer